EXHIBIT 99.1


             RIMAGE REPORTS STRONG FIRST QUARTER SALES AND EARNINGS

MINNEAPOLIS, MN--APRIL 23, 2003--Rimage Corporation (Nasdaq NMS: RIMG) today reported that net income for the first quarter of 2003 ended March 31 increased 33% to $1,504,000 or $0.16 per diluted share, from $1,134,000 or $0.12 per diluted share in the year-earlier period. Revenues rose 17% to $11,544,000, from $9,886,000 in the first quarter of 2002.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented:
"Rimage is continuing to perform at a high level despite the sluggish global economy and uncertainty created by the Iraqi conflict. Our above-plan earnings for this period were generated by the across-the-board strength of Rimage's operations, with no single customer accounting for a disproportionate share of our first quarter sales. As planned, we made significant investments in sales and marketing initiatives during the first quarter. We also launched an important new CD/DVD publishing system, designed specifically for the mini-lab segment of the digital photography market. In addition, a new-generation Desktop publishing system will be introduced in April. These product launches and investments in sales and marketing programs are expected to have a positive impact on our operating results over the balance of 2003. As a result, we remain very optimistic about our near and longer-term prospects."

FIRST QUARTER HIGHLIGHTS

* International sales accounted for 42% of total first quarter revenues. Currency effects increased worldwide sales by 7.6% in this year's first quarter.
* Reflecting the growth of Rimage's worldwide installed base of CD/DVD publishing systems, recurring revenues, including sales of consumable supplies, maintenance contracts, printer ribbons, media and parts, increased 34% in the first quarter from the year-earlier period and accounted for 32% of total sales.
* Selling, general and administrative expense increased 15% in the first quarter, reflecting investments in sales and marketing programs aimed at strengthening Rimage's ability to penetrate its targeted markets. These expense levels are expected to remain at relatively high levels for the next few quarters.
* Rimage started shipping its new DiscLab system for the photography market in the first quarter. Designed specifically for mini-lab and related environments, the DiscLab system provides mini-labs with the same CD/DVD publishing quality and capabilities as wholesale photo-finishing labs. A significantly upgraded Desktop publishing system, equipped with an HP-enabled inkjet color surface label printer, will be introduced in April.
* Cash and short-term investments totaled $37.1 million at March 31, 2003, an increase of $0.8 million from $36.3 million at the end of 2002. The Company's balance sheet remains debt-free, while shareholder's equity rose to $43.7 million as of March 31, 2003.

SECOND QUARTER 2003 GUIDANCE
For the second quarter of 2003 ending June 30, Rimage is forecasting earnings of $0.15 to $0.17 per diluted share on revenues of $12.0 million to $13.0 million. In the second quarter of 2002, Rimage's operating results were favorably affected by a one-time order from Eastman Kodak totaling approximately $2.0 million.

ABOUT RIMAGE
Rimage Corporation is the world's leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage's publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, banking and finance, medical imaging, and government.

Statements regarding the Company's anticipated performance in 2003 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer data storage market, competitive products and changes in technology, factors in overseas markets that could affect international sales, and other factors set forth in the Company's filings with the Securities and Exchange Commission.


                                     # # #


For additional information, contact:
------------------------------------
Bernard P. (Bernie) Aldrich, CEO         Richard G. Cinquina
Robert M. Wolf, CFO                      Equity Market Partners
952/944-8144                             212/461-7145 or 612/338-0810
================================================================================

                               RIMAGE CORPORATION
                   Selected Consolidated Financial Information
                      (In thousands except per share data)
                                   (Unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION:

                                          Three months ended
                                               March 31,
                                          ------------------
                                            2003       2002
                                          -------    -------
Revenues                                  $11,544    $ 9,886
Cost of Revenues                            5,809      5,139
                                          -------    -------
Gross Profit                                5,735      4,747
Operating Expenses:
   Research and Development                   848        878
   Selling, General and Administrative      2,634      2,298
                                          -------    -------
     Total Operating Expenses               3,482      3,176
                                          -------    -------
Operating Income                            2,253      1,571
Other Income, Net                             115        215
                                          -------    -------
Income Before Income Taxes                  2,368      1,786
Income Tax Expense                            864        652
                                          -------    -------
Net Income                                  1,504      1,134
                                          =======    =======

Net Income Per Basic Share                $   .17    $   .13

Net Income Per Diluted Share              $   .16    $   .12
Basic Weighted Average
    Shares Outstanding                      8,727      8,646
Diluted Weighted Average
    Shares Outstanding                      9,483      9,454


CONSOLIDATED BALANCE SHEET INFORMATION:

                                          Balance As Of
                                    ------------------------
                                    March 31,   December 31,
                                       2003         2002
                                    ---------    ---------
                                  (Unaudited)

Cash and Marketable Securities      $37,113      $36,337
Accounts Receivable                   6,233        6,644
Inventories                           3,918        3,042
Total Current Assets                 48,531       47,337
Property and Equipment, Net           1,334        1,314
Total Assets                         49,923       48,709
Current Liabilities                   6,191        6,552
Stockholders' Equity                 43,731       42,157
========================================================

                           CONFERENCE CALL AND REPLAY
Rimage Corporation will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com or www.vcall.com. It is recommended that listeners go to one of these web sites at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through April 30 by dialing 719-457-0820 and providing the 507421 confirmation code.